Exhibit 24(b)(8.69)
SERVICES AGREEMENT

THIS AGREEMENT, made and entered into as of this day 1st of May, 1999 by and among Aetna Investment Services, Inc. (“AISI”), Aetna Life Insurance and Annuity
Company (“ALIAC”) (collectively, “Aetna”), and Goldman, Sachs & Co. (“Distributor”),
acting as agent for the registered open-end management investment companies whose shares are or may be underwritten by Distributor (each a “Fund” or collectively the
“Funds”).

WHEREAS, Distributor acts as principal underwriter for the Funds;

WHEREAS, AISI distributes shares of investment companies to certain plans under
Sections 401 or 457 of the Internal Revenue Code of 1986, as amended ("Code") or to custodial accounts under Section 403(b)(7) of the Code (collectively, "Plans"); and

WHEREAS, ALIAC is an insurance company that provides various recordkeeping and other administrative services to Plans; and

WHEREAS, ALIAC will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds.

NOW, THEREFORE, it is agreed as follows:

1.	Investment of Plan Assets.

AISI represents that it is authorized under the Plans to implement the investment of
Plan assets in the name of an appropriately designated nominee of each Plan (“Nominee”)
in shares of investment companies or other investment vehicles specified by a sponsor, an investment adviser, an administrative committee, or other fiduciary as designated by a
Plan (“Plan Representative”) upon the direction of a Plan participant or beneficiary
(“Participant”). The parties acknowledge and agree that selections of particular investment companies or other investment vehicles are made by Plan representatives or
Participants, who may change their respective selections from time to time in accordance with the terms of the Plan.

2.	Omnibus Account.

The parties agree that a single omnibus account held in the name of the Nominee shall be maintained for those Plan assets directed for investment in the Funds
(“Account”). ALIAC as service agent for the Plans, shall facilitate purchase and sale transactions with respect to the Account in accordance with the Agreement. ALIAC shall perform some or all of the following services as set forth in Exhibit I in its capacity as service agent for the Plans.

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3.	Pricing Information, Orders, Settlement.

(a) Distributor will make shares available to be purchased by the Nominee on behalf of the Account at the net asset value applicable to each order; provided, however, that the
Plans meet the criteria for purchasing shares of the Funds at net asset value as described in the Funds’ prospectuses. Fund shares shall be purchased and redeemed on a net basis for such Plans in such quantity and at such time determined by AISI or the Nominee to correspond with investment instructions received by AISI from Plan Representatives or
Participants, provided such times are consistent with the terms of each Fund’s prospectus.

(b) Distributor agrees to furnish or cause to be furnished to AISI for each Fund: (i)
confirmed net asset value information as of the close of trading (currently 4:00 p.m., East
Coast time) on the New York Stock Exchange (“Close of Trading”) on each business day that the New York Stock Exchange is open for business (“Business Day”) or at such other time as the net asset value of a Fund is calculated as disclosed in the relevant then current prospectus(es) in a format that includes the Fund’s name, and if possible, the change from the last calculated net asset value (ii) dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor. Distributor shall use its best effort to provide or cause to be provided to AISI such information between 6:00 p.m. and 7:00 p.m., East Coast time on each Business Day the
Fund is open for business.

(c) AISI, as agent for the Funds for the sole purposes expressed herein shall receive from Plan Representatives or Participants for acceptance as of the Close of Trading on each Business Day: (i) orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Nominee (“Instructions”), (ii) transmit to Distributor such Instructions no later than 8:30 a.m., East Coast time on the next following Business Day, and (iii) upon acceptance of any such Instructions, communicate such acceptance to the Plan
Representatives or Plan Participants, as appropriate (“Confirmation”). The Business Day on which such Instructions are received in proper form by AISI and time stamped by the
Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions. Instructions received in proper form by AISI and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. AISI agrees that all
Instructions received by AISI, which will be transmitted to Distributor for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that previous Business Day. Dividends and capital gains distributions will be automatically invested at net asset value in accordance with the Funds’ then current prospectuses.

(d) AISI will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Distributor, as soon as possible, but in any event no later than 4:00 p.m.,
East Coast time on the Business Day following the Business Day as of which such

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purchase orders are made in conformance with Section 3(c). For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(e) In lieu of the applicable provisions set forth in subparagraphs 3(a) through 3(d)
above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing
Corporation's Fund/SERV System, in which case such activities will be governed by the provisions set forth in Exhibit II to this Agreement. In connection with the transmission of purchase, exchange and redemption orders placed by the Plans, AISI is authorized to receive such orders from the Plans on the Fund’s behalf for purposes of Rule 22c-1 under
Investment Company Act of 1940, as amended (the "1940 Act"), and will follow the procedures set forth above in subparagraphs 3a through 3e. Subject to AISI’s compliance with those procedures, AISI will be considered a limited agent for the Distributor and the
Funds solely for the purpose of receiving such orders. All other services provided by AISI or ALIAC including, without limitation, all recordkeeping and other services provided by
AISI or ALIAC on behalf of participants in the Plans that are participant-directed plans, will be provided by AISI or ALIAC either as an independent contractor or as agent for the Plans and not as agent for the Funds, the Distributor or any of their affiliates.

(f) Distributor or its designees will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by AISI, as soon as possible, but normally no later than 4:00 p.m. and in any event no later than 5:00 p.m., East Coast time on the next Business Day after such redemption orders are received in conformance with Section 3(c).

(g) Upon Distributor’s request, AISI shall provide copies of historical records relating to transactions between the Funds and the Plan Representatives or Participants
investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable
Distributor or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the Funds to monitor and review the services being provided under this Agreement, the internal controls designed to prevent orders received after the Close of Trading from being aggregated with orders received before the
Close of Trading, or to comply with any request of a governmental body or self-
regulatory organization or a shareholder. AISI also agrees that AISI will permit
Distributor or the Funds, or any duly designated representative to have reasonable access to AISI’s personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

(h) AISI shall assume responsibility as herein described for any loss to Distributor or to a Fund caused by a cancellation or correction made to an Instruction by a Plan
Representative or Participant subsequent to the date as of which such Instruction has been received by AISI and originally relayed to Distributor, and AISI will immediately pay such loss to Distributor or such Fund upon AISI’s receipt of written notification, with

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supporting data.

(i) Distributor shall indemnify and hold AISI harmless, from the effective date of this Agreement, against any amount AISI is required to pay to Plans, Plan
Representatives, or Participants due to: (i) a material incorrect calculation of a Fund’s daily net asset value, dividend rate, or capital gains distribution rate or (ii) a materially incorrect or a late reporting (after 7:00 p.m. East Coast time on each Business Day the
Fund is open for business) of the daily net asset value, dividend rate, or capital gain distribution rate of a Fund, upon written notification by AISI, with supporting data, to
Distributor, in each case which requires reprocessing. In addition, the Fund or the
Distributor shall be liable to AISI for systems and out of pocket costs incurred by AISI in making a Contract owner's or a participant's account whole, if such costs or expenses are a result of the Fund's failure to provide timely or correct net asset values, dividend and capital gains or financial information and if such information is not corrected by 4:00
p.m. East Coast time of the next business day after releasing such incorrect information provided the incorrect NAV as well as the correct NAV for each day that the error occurred is provided. If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a Contract owner's or a Participant's account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

(j) Each party shall notify the other of any errors or omissions in any information, including a net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. AISI and Distributor agree to maintain reasonable errors and omissions insurance coverage commensurate with each party’s respective responsibilities under this Agreement.

4.	Servicing Fees.

The provision of shareholder and administrative services to the Plans shall be the responsibility of AISI, ALIAC or the Nominee and shall not be the responsibility of
Distributor. The Nominee will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Distributor agrees to pay to ALIAC a quarterly servicing fee equal to on an annual basis to the amounts specified in Exhibit III. The
Funds and/or Goldman, Sachs & Co. may be responsible for the payment of all or a portion of the fees specified on Exhibit III.

5.	Expenses.

Distributor shall make available for reimbursement certain out-of-pocket expenses
ALIAC incurs in connection with providing shareholder services to the Plans. These

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expenses include actual postage paid by ALIAC in connection with mailing updated prospectuses, supplements and financial reports to Plan Representatives or Participants for which ALIAC provides shareholder services hereunder, and all costs incurred by
ALIAC associated with proxies for the Fund, including proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage). Except as otherwise agreed in writing, Aetna shall bear all other expenses incidental to the performance of the services described herein. Distributor shall, however, provide Aetna, or at Aetna’s request, the Plan, with such sufficient copies of relevant prospectuses for all Participants making an initial Fund purchase as well as relevant prospectuses, prospectus supplements and periodic reports to shareholders, and other material as shall be reasonably requested by Aetna to disseminate to Plan participants who purchase share of the Funds.

6.	Termination.

This Agreement shall terminate as to the maintenance of the Account:

(a) At the option of either Aetna or Distributor upon two (2) months advance written notice to the other parties;

(b) At the option of Aetna, if shares of the Funds are not available for any reason to meet the investment requirements of the Plans; provided, however, that prompt advance notice of election to terminate shall be furnished by the terminating entity;

(c) At the option of either AISI or Distributor, upon institution of formal disciplinary or investigative proceedings against AISI, Distributor or the Funds by the
National Association of Securities Dealers, Inc. (“NASD”), SEC, or any other regulatory body;

(d) At the option of Distributor, if Distributor shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this
Agreement;

(e) At the option of Distributor, if Distributor has reason to believe that the performance of the services or receipt of fees by Aetna or its affiliates under this
Agreement may be unlawful;

(f) Upon termination of the Management Agreement between the Fund and
Adviser; written notice of such termination shall be promptly furnished to Aetna;

(g) Upon assignment of this Agreement by any party, unless made with the written consent of all other parties hereto; provided, however, that AISI and ALIAC may assign, without consent of Distributor, their respective duties and responsibilities under this
Agreement to any of their affiliates; and AISI or ALIAC may enter into subcontracts with

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other dealers (“Third Party Dealers”) for the solicitation of sales of shares of the Funds without the consent of Distributor; or

(h) If the Fund’s shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the
Plans; provided, however, that prompt notice shall be given by any party should such situation occur.

7.	Continuation of Agreement.

Termination as the result of any cause listed in Section 6 hereof shall not affect the
Funds’ respective obligations to continue to maintain the Account as an investment option for Plans electing to invest in the Funds prior to the termination of this Agreement.

8.	Advertising and Related Materials.

(a) Advertising and sales literature with respect to the Funds prepared by AISI or the Nominee or its agents (including Third Party Dealers) for use in marketing shares of the Funds to the Plans shall be submitted to Distributor for review and approval before such material is used with the general public or any Plan, Plan Representative, or
Participant. In no event shall such materials be used without the prior written consent of
Distributor, unless such use is in accordance with procedures mutally agreed upon by the parties. Distributor shall advise the submitting party in writing within ten (10) Business
Days of receipt of such materials Distributor of its approval or disapproval of such materials.

(b) Distributor will provide to Aetna at least one complete copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities.

(c) Distributor will provide to Aetna in electronic format performance updates and portfolio updates for the Funds within ten business days after the end of each calendar quarter.

9.	Proxy Voting.

Aetna or the Nominee will distribute to Plan Representatives or Participants all proxy materials furnished by Distributor or its designees for the Funds. Aetna and the
Nominee shall not oppose or interfere with the solicitation of proxies for Fund shares held for such beneficial owners.

10. Indemnification.

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(a) Aetna agrees to indemnify and hold harmless the Funds, Distributor and each of their directors, officers, employees, agents and each person, if any, who controls the
Funds, the Distributor or their investment adviser within the meaning of the Securities
Act of 1933 (“1933 Act”) against any losses, claims, damages or liabilities (including reasonable fees and expenses of counsel) to which the Funds, Distributor or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, the provision of administrative services by Aetna under this
Agreement, (ii) result from a breach of a material provision of this Agreement or any representation, warranty or covenant, (iii) arise out of or are based upon any untrue statement of any material fact made by sales representatives of Aetna or any Third Party
Dealer who solicits shares of the Fund pursuant to paragraph 6(g) above (unless such information is contained in the then current prospectus of the Fund, in current sales literature of the Fund approved by the Fund or in publicly available databases such as those databases created by Standard & Poor's and Morningstar); (iv) arise out of or are based upon any untrue statement of a material fact contained in sales literature prepared by Aetna or any Third Party Dealer who solicits shares of the Fund pursuant to paragraph
6(g) above (unless such sales literature has been approved by Distributor), or (v) arise out of, or are based upon any violation of applicable law including but not limited to the rules, regulations or policies of any self regulatory organization that Aetna or any other broker dealer who solicits shares of the Fund pursuant to paragraph 6(g) above is a member. Without limiting the generality of the foregoing, Aetna agrees to indemnify the
Funds, the Distributor or any such director, officer, employee, agent or controlling person from and against any losses, claims, damages or liabilities resulting from any errors contained in any purchase, exchange or redemption order transmitted on behalf of the Plans or from the untimely receipt of any such order by the Funds or the Distributor. In addition, if payment for any purchase of Class A Shares is not received from AISI or its designee by the time specified herein, the purchase to which such payment relates may, in the Fund’s sole discretion, be rescinded and AISI will be liable for any dilution to a Fund resulting from the rescinded trade. Aetna will reimburse any legal or other expenses reasonably incurred by the Funds, Distributor or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Aetna will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of the
Funds, Distributor or any such director, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement.

(b) Distributor agrees to indemnify and hold harmless each of AISI and ALIAC, the
Nominee and each of their directors, officers, employees, agents and each person, if any, who controls AISI and ALIAC and the Nominee within the meaning of the 1933 Act against any losses, claims, damages or liabilities (including reasonable fees and expenses of counsel) to which AISI or ALIAC, the Nominee, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any

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untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Funds or arise out of, or are based upon, the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading provided such materials are distributed without change, are approved by Distributor, or they are not used in a manner contrary to any instructions given by Distributor or with applicable laws, regulations and rules or (ii) result from a breach of a material provision of this Agreement or any representation, warranty or covenant. Distributor will reimburse any legal or other expenses reasonably incurred by
AISI or ALIAC, the Nominee, or any such director, officer, employee, agent, or controlling person in connection with investigation or defending any such loss, claim, damage, liability or action; provided, however, that will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of AISI or ALIAC, the Nominee or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 10. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this
Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

11.	Representations and Warranties.

(a)	Representations of ALIAC. ALIAC represents and warrants:

(i) that it (1) is a life insurance company organized under the laws of the State of
Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state insurance laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this
Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account;

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(iii) that it will conduct its activities in accordance with all applicable federal and state laws and regulations, including securities laws and ERISA; and

(iv)that it will notify the Distributor promptly if for any reason it is unable to perform its obligations hereunder.

(b) Representations of AISI. AISI represents and warrants:

(i) that it (1) is a member in good standing of the NASD, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement;

(ii) that it (1) is a corporation duly organized under the laws of the State of
Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state and securities laws, (4) is duly registered and authorized to conduct business in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement;

(iii) that it is authorized under the Plans to make available investments of Plan assets in the name of the Nominee of each Plan in shares of investment companies or other investment vehicles specified by Plan Representatives or Participants;

(iv) that it will not, without the written consent of Distributor, make representations concerning shares of the Funds except those contained in the then-current prospectus and in the current printed sales literature approved by either the Fund or
Distributor; and

(v) that it will not, without written consent of the Funds and the Distributor in each instance use in advertising, publicity or otherwise the names of the Funds, the Distributor, or any of their affiliates nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Funds, the Distributor or their affiliates, except as otherwise permitted by procedures mutually agreed upon by the parties;
and

(c) Representations of Distributor. Distributor represents and warrants:

(i) that the Funds (1) are duly organized under the laws of the various states, (2)
are in good standing in such jurisdictions. (3) are in material compliance with all applicable federal, state and securities laws, and (4) are duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

(ii) that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal,

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state, and securities laws; that the Funds amend their registration statements under the
1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of its shares; and that the Funds have registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so;

(iii) that the Funds are currently qualified as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and that Distributor will notify AISI and
ALIAC immediately upon having a reasonable basis for believing that any of the Funds have ceased to so qualify or that any might not qualify in the future;

(iv) that Distributor (1) is a member in good standing of the NASD, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement; and

(v) that Distributor (1) is a partnership duly organized under the laws of the State of New York, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and
(5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement

12. Governing Law.

This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of Connecticut without giving effect to the principles of conflicts of laws and the provisions shall be continuous.

13. Relationship of Parties.

Except as noted in paragraph 3(e), Aetna will be deemed to be an independent contractor and not an agent of the Funds, the Distributor or any of their affiliates for all purposes hereunder and will have no authority to act for or represent any of them. Aetna acknowledges that this Agreement is not exclusive, and that the Funds and the Distributor may enter into similar agreements with other employee benefit plan administrators without
Aetna’s consent.

14. Year 2000 Warranty.

Goldman, Sachs & Co. and its affiliates, on the one hand, and Aetna and its affiliates on the other hand, represent and warrant to each other that they will (a) review all of their respective hardware and/or software comprising computer systems which will be used in connection with this Agreement (individually, the “Computer System” and

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collectively, the “Computer Systems”) to determine if such computer systems are Year
2000 Compliant (as defined below), (b) render such Computer Systems Year 2000
Compliant prior to any part of such Computer Systems suffering a material malfunction due to its not being made Year 2000 Compliant on a timely basis, (c) ensure that the performance of its obligations under this Agreement, and the operation or reliability of the products and services it provides hereunder, shall not materially be disrupted or adversely affected by its reliance on sources or suppliers whose computer systems are not
Year 2000 Compliant, and (d) jointly test any interfaces between Goldman, Sachs & Co.
and its affiliates’ Computer System and Aetna and its affiliates’ Computer System so as to determine that they are capable of interfacing without material malfunctions.
Goldman, Sachs & Co. and its affiliates and Aetna and its affiliates represent and warrant to each other that they have devoted sufficient resources in terms of funding personnel and project time to satisfy their respective obligations under this warranty.

For the purpose of this, “Year 2000 Compliant” shall mean that the referenced
Computer System will correctly differentiate between years, in different centuries, that end in the same two digits, and will accurately process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into, and between the centuries including leap year calculations.

15.	Miscellaneous.

(a) Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

(b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To AISI/ALIAC:

Aetna Investment Services, Inc./Aetna Life Insurance and Annuity Company
151 Farmington Avenue
Hartford, CT 06156
Attention: Julie E. Rockmore, Counsel
(860) 273-4686

To Distributor:
Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attention: Douglas Grip

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Any notice, demand or other communication given in a manner prescribed in this
Subsection (b) shall be deemed to have been delivered on receipt.

(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(e) Severability. In case any one or more of the provisions contained in this
Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(f) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understandings relating to such subject matter.

(g) Binding Effect. The obligations of the Funds under this Agreement are not binding upon any of the Trustees, officers, shareholders, employees or agents of the Funds individually but are binding only upon the Funds and its assets. Neither the Trustees, officers, shareholders, employees or agents of the Funds will be personally liable for any obligation hereunder, and no Class or Fund will be liable for the obligations of any other
Class or Fund hereunder.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

AETNA LIFE INSURANCE AND		AENTA INVESTMENT
ANNUITY COMPANY		SERVICES, INC.

By: /s/ Laurie M. LeBlanc		By: /s/ Laurie M. LeBlanc
Name:	Laurie M. LeBlanc	Name:	Laurie M. LeBlanc
Title:	Vice President	Title:	signing pursuant to delegation
of authority dated 8/12/98

GOLDMAN, SACHS & CO.		GOLDMAN SACHS TRUST

By: /s/ Douglas C. Grip		By: /s/ Douglas C. Grip
Name:	Douglas C. Grip	Name:	Douglas C. Grip
Title:	President	Title:	President

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EXHIBIT I

Description of Services

ALIAC hereby agrees, to perform some or all of the following services:

(a)	Provide assistance in connection with recordkeeping and
administrative services to participants in connection with
their investments in Class A Shares of the Funds including
the maintenance of separate records for each participant,
which records will reflect the Shares purchased, exchanged
and redeemed, including the date and price for transactions, dividend information and Share balances, and the
maintenance of records of the proceeds of redemptions of
Shares and other dividends, capital gains or other
distributions authorized by the Funds in accordance with the instructions provided by the participants, including, without limitation, changes to accounts and reinvestment into the
Funds;

(b)	Prepare and transmit to plan participants periodic (at least quarterly) account statements showing the total number of
Class A Shares owned by the plan participants as of the
statement closing date, the net asset value of such Shares on such date, purchases and redemptions of Shares by the plan
participants during the period covered by the statement and
the dividends and other distributions paid to the plan
participants during the statement period (whether paid in
cash or reinvested in Shares);

(c)	Transmit to the Plan Representative proxy material, reports
and other information provided by the Funds and/or required
to be sent to Plans (mailing at Distributor’s expense);

(d)	Maintain account balance information for participants and
daily and monthly purchase summaries expressed in Shares
and dollar amounts;

(e)	Provide to participants or plans such reports and information with respect to their investments in Class A Shares as may be required by then prevailing laws and regulations under the
Internal Revenue Code for qualified employee benefit plan
accounts, and prepare and file or transmit federal, state and local government reports and returns as required by law with

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respect to such investments for accounts maintained on
behalf of plans or participants;

(f)	Transmit or assist in the transmission of purchase orders,
exchange requests and redemption requests placed by the
participants in accordance with the Fund’s then current
prospectuses;

(g)	Prepare and transmit, or assist in the preparation and
transmission of, written confirmations to the participants of purchase orders, exchange requests and redemption requests
placed by the participants to the extent such confirmations
are required;

(h)	Assist in the settlement of purchase orders, exchange
requests and redemption requests (including, but not limited to the transmission of wires, checks and drafts, if any) placed by participants in accordance with the terms of the Fund’s
then current prospectuses;

(i)	Provide materials and other information to, and participate in meetings with, the Plans concerning the Funds and their
operations;

(j)	Provide facilities to answer inquiries and respond to
correspondence with the Plans and participants about the
status of their accounts or about the Funds;

(k)	Respond to requests from the Plans and participants for
prospectuses and statements of additional information
furnished by the Distributor; and

(l)	Act as liaison between the Plans and participants and the
Funds, including obtaining information from the Funds,
assisting the Funds in correcting errors and resolving
problems.

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EXHIBIT II

Procedures for NSCC Fund/Serv Order and Settlement

A. The Funds or Goldman, Sachs & Co. ("GS") will furnish AISI for each Fund via
MFPS through the Defined Contribution Interface of NSCC/Fund Serv (1) the most current net asset value information between 6:00 p.m. and 7:00 p.m. Eastern Time on each business day that the Fund is open for business (each a "Business Day") or at such other time as that information becomes available, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor between 6:00 p.m. and 7:00 p.m. Eastern Time on each Business Day the Fund is open for business or at such other time as such information becomes available.

B.	Upon receipt of purchase, exchange and redemption instructions from Plans (or, with respect to Plans that are participant-directed plans, from a Plan’s participants) for acceptance as of the time at which a Fund's net asset value is calculated as specified in such
Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that the Plan holds good funds with respect to Instructions involving the purchase of Shares, AISI will calculate the net purchase or redemption order for each Fund.
Orders for net purchases or net redemptions derived from Instructions received by AISI prior to the Close of Trading on any given Business Day will be sent to the Defined
Contribution Interface of NSCC/Fund Serv by 6:00 a.m. Eastern Time on the next Business
Day. Subject to AISI’s compliance with the foregoing, AISI will be considered the agent of the Distributor and the Funds, and the Business Day on which Instructions are received by
AISI in proper form prior to the Close of Trading will be the date as of which Shares of the
Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions.
Instructions received in proper form by AISI after the Close of Trading on any given
Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

C.	AISI will wire payment for net purchase orders by Fund, in immediately available funds, to a custodial account designated by NSCC and notify NSCC of the Federal reference numbers for such wire transfers as soon as possible but in any event no later than
5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of Shares of daily dividend accrual funds, those Shares will not begin to accrue dividends until the day the payment for those Shares is received.

D. NSCC will normally wire payment for net redemption orders by Fund, in immediately available funds, to one or more accounts designated by AISI, by 5:00 p.m.
Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

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E. With respect to C. or D. above, if Distributor does not send a confirmation of
AISI’s purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day’s payment cycle, payment for such purchases or redemptions will be made the following Business Day.

F. If on any day AISI or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or to AISI, as applicable, as is otherwise provided in this Agreement.

G. These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at its discretion and without notice, to suspend the sale of Shares or withdraw the sale of Shares of any Fund.

H. AISI, Plan Representatives, and clearing agents (if applicable) are required to sign the appropriate NSCC membership agreements.

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EXHIBIT III

Annual Fee Rate for Class A Shares of
Goldman Sachs Fixed Income and
Equity Funds:	_____% of average daily net assets
attributable to shares of such non-
money market Fund which are owned
beneficially by Plans during such
period.

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